Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS:	Kris M. Maly	Cameron Associates
	Investor Relations Department	Kevin McGrath
	Aastrom Biosciences, Inc.	Phone: (212) 245-4577
Phone: (734) 930-5777
AASTROM BIOSCIENCES, INC. REPORTS THIRD QUARTER
FISCAL YEAR 2006 FINANCIAL RESULTS
Ann Arbor, Michigan, May 10, 2006 — Aastrom Biosciences, Inc. (Nasdaq: ASTM) today reported financial results for the third fiscal quarter ended March 31, 2006. The Company also reported several clinical and operational achievements during the quarter, including:
•	Tissue Repair Cells (TRCs) — Aastrom’s proprietary mixture containing large numbers of stem, stromal and progenitor cells derived from a small sample of the patient’s own bone marrow — received an Orphan Drug Designation from the U.S. Food and Drug Administration (FDA) for the use in the treatment of osteonecrosis at the hip, and the clinical trial protocol for this indication is currently being prepared. The tissues destroyed in the osteonecrosis disease process include bone, bone marrow and vascular (blood vessels); TRCs have been used in clinical trials to regenerate all three of these tissues. TRCs may offer a novel means to restore healthy tissue at osteonecrotic sites.

•	Positive patient treatment results were presented at the combined Orthopaedic Research Society and American Academy of Orthopaedic Surgeons annual meetings. Matthew L. Jimenez, M.D., Principal Investigator of Aastrom’s U.S. Phase I/II multi-center clinical trial evaluating the use of TRCs in the treatment of severe fractures that have failed prior treatment interventions, presented results from his early clinical experience with the first seven patients treated for recalcitrant long bone non-union fractures. Bone regeneration, evidenced by callus formation or bone bridging, was observed in radiographs for all seven patients by 6 months, and early healing was seen in four of the patients by 3 months, after the TRC treatment. A copy of Dr. Jimenez’ presentation may be accessed on Aastrom’s website using the following link: http://www.aastrom.com/pdf/MLJ-Presentation-032206.pdf.

•	A collaboration agreement was announced for the development of products for the orthopedics market using Orthovita’s synthetic ceramic matrices and ceramic-collagen matrices (VITOSS) and Aastrom’s proprietary TRCs. The companies believe that a broad range of orthopedic indications may benefit from the combination of VITOSS and TRCs to regenerate tissue.

•	Two senior pharmaceutical executives were added to the Board of Directors. Nelson M. Sims joined Aastrom’s Board with over 30 years of pharmaceutical industry experience at companies such as Novavax, Inc. and Eli Lilly and Company. Robert L. Zerbe., M.D. brings over three decades of experience to Aastrom from companies such as QUATRx Pharmaceutical, Inc., Eli Lilly and Company, and Pfizer (formerly Parke-Davis).
“Aastrom’s continued progress was illustrated by several significant clinical and operational events that were reported during the quarter,” said R. Douglas Armstrong, Ph.D., Chief Executive Officer and Chairman of Aastrom. “An important highlight of these milestones is that each one provides third party validation of Aastrom’s progress in the development of our TRC products for tissue regeneration. This increased level of support is evidenced by the addition of highly accomplished industry executives to our board of directors, an agreement for a new strategic collaboration, the increasing positive clinical treatment data from physicians using Aastrom TRC products, and the
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Aastrom- 3rd Q FY2006 Fin Results
May 10, 2006

receipt of an Orphan Drug Designation from the FDA for our TRC product as a new treatment option for patients suffering from the debilitating disease of osteonecrosis.”
Dr. Armstrong continued, “We were pleased to complete an equity financing that provided net proceeds of approximately $24 million in early April. This transaction strengthened our financial position for the planned expansion of our clinical trial activity. In addition, a number of leading healthcare funds took new positions in Aastrom through this round of financing. We are proud of our accomplishments since January, and look forward to building upon these achievements in the coming quarters.”
Fiscal Year 2006 Third Quarter Ended March 31, 2006 Results
Total revenues for the quarter ended March 31, 2006, consisting of product sales and grant funding, were $238,000 compared to $252,000 for the same period in fiscal year 2005. Total revenues for the nine months ended March 31, 2006 were $535,000 compared to $813,000 for the same period in fiscal year 2005.
As previously disclosed, the AastromReplicell® System is now almost exclusively used to manufacture our proprietary TRC cell products for treatments in tissue regeneration, rather than being marketed as a stand-alone product. Therefore, product sales decreased to $85,000 and $142,000 for the quarter and nine months ended March 31, 2006, respectively, from $150,000 and $377,000 for the same periods in fiscal year 2005.
Grant revenues increased for the quarter ended March 31, 2006 to $153,000 from $102,000 for the same period in fiscal year 2005, and decreased for the nine months ended March 31, 2006 to $393,000 from $436,000 for the same period in fiscal year 2005. Grant revenues accounted for 73% of total revenues for the nine months ended March 31, 2006, compared to 54% for the same period in fiscal year 2005 and are recorded on a cost-reimbursement basis. As we continue to pursue grant funding, grant revenues may vary in any period based on timing of grant awards, grant-funded activities, level of grant funding and number of grant awards received.
Total costs and expenses for the quarter and nine months ended March 31, 2006 increased to $5,037,000 and $13,467,000, respectively, from $3,805,000 and $9,625,000 for the same periods in fiscal year 2005.
The cost of product sales decreased for the quarter and nine months ended March 31, 2006, from $2,000 and $11,000, respectively, from $77,000 and $131,000 for the same periods in fiscal year 2005.
As a result of the continued expansion of our research activities, including additional staffing requirements, to support future regulatory submissions, on-going and planned bone and vascular tissue regeneration clinical trials in the U.S. and EU, product development activities, and development of centralized facilities for product manufacturing and distribution processes, research and development expenses for the quarter and nine months ended March 31, 2006 increased to $2,597,000 and $6,745,000, respectively, from $2,095,000 and $5,258,000 for the same periods in fiscal year 2005. Research and development expenses for the quarter and nine months ended March 31, 2006, also include a non-cash charge of $90,000 and $289,000, respectively, pursuant to SFAS 123R, which requires us to measure the fair value of all employee share-based payments and recognize that value as an operating expense.
Selling, general and administrative expenses increased for the quarter and nine months ended March 31, 2006 to $2,438,000 and $6,711,000, respectively, from $1,624,000 and $4,227,000 for the same periods in fiscal year 2005. This increase reflects additional staffing requirements, bonuses paid to certain employees, and accruals for future performance bonuses and under the CEO’s revised employment agreement. This increase also reflects additional consulting and marketing activities,
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Aastrom- 3rd Q FY2006 Fin Results
May 10, 2006

increased legal costs associated with patent protection and increased costs required for financial internal controls compliance and certification. In addition, selling, general and administrative expenses for the quarter and nine months ended March 31, 2006, included a non-cash charge of $200,000 and $503,000, respectively, pursuant to SFAS 123R.
Net loss for the quarter ended March 31, 2006 was $4,549,000, or $.04 per share, compared to a net loss of $3,349,000, or $.03 per share for the same period in fiscal year 2005. Net loss for the nine months ended March 31, 2006, was $12,179,000, or $.12 per share, compared to $8,451,000 or $.09 per share for the same period in fiscal year 2005. The increase in net loss is primarily the result of increased costs and expenses offset on a per share basis by an increase in the weighted average number of common shares outstanding resulting from sale of our common shares to investors in fiscal year 2005.
At March 31, 2006, the Company had $22.3 million in cash, cash equivalents and short-term investments as compared to $32.4 million in cash and cash equivalents at June 30, 2005. On April 11, 2006, Aastrom closed the sale of approximately 15.9 million shares of the Company’s common stock in a registered direct placement to a select group of institutional investors at a price of $1.60 per share for net proceeds of approximately $24 million. Aastrom’s proforma balance for cash, cash equivalents and short-term investments (as if the financing had occurred before the third fiscal quarter ended on March 31, 2006) would have been approximately $46.3 million.
Aastrom Conference Call Information
R. Douglas Armstrong, Ph.D., Chief Executive Officer and Chairman and Gerald D. Brennan, Jr., Vice President Administrative & Financial Operations and Chief Financial Officer of Aastrom Biosciences, Inc., will host a conference call to review and discuss the third quarter fiscal year 2006 financial results and the Company’s recent progress and future goals today, May 10, 2006, at 11:00 a.m. (EDT). Interested parties should call toll-free (877) 407-9205, or from outside the U.S. (201) 689-8054, fifteen minutes before the start of the call to register and identify themselves as registrants of the ‘Aastrom Conference Call’. Any registered caller on the toll-free line may ask to be placed in the queue for the Question & Answer session. The call will be simulcast on the web at http://www.vcall.com/IC/CEPage.asp?ID=104209. A podcast of the call may be downloaded from the web at the internet address above. If you are unable to participate during the live call, the webcast will be available for replay at http://www.investorcalendar.com/ for 60 days. Through May 20, 2006, an audio replay of the call will be available by dialing toll-free (877) 660-6853, or from outside the U.S. (201) 612-7415; when prompted on the phone line, the Account # is: 286 and the Conference ID# is: 201274.
About Aastrom Biosciences, Inc.
Aastrom Biosciences, Inc. (Nasdaq: ASTM) is developing products for the repair or regeneration of multiple human tissues, based on its proprietary Tissue Repair Cell (TRC) adult stem cell technology. Aastrom’s TRC products contain large numbers of stromal, stem and progenitor cells that are produced from a small amount of bone marrow cells originating from the patient. The AastromReplicell® System, an industry-unique automated cell product manufacturing platform, was developed for the production of standardized, patient-specific TRC products. TRC products have been used safely in humans as a substitute for bone marrow stem cells, and are currently in clinical trials for bone grafting (long bone fractures and spine fusion) and blood vessel regeneration (diabetic limb ischemia) applications. The Company has reported positive interim clinical trial results for its TRCs demonstrating both the clinical safety and ability of TRCs to induce healthy new tissue growth (long bone fractures and jaw bone reconstruction). Most recently, the Company’s proprietary TRCs received an Orphan Drug Designation from the U.S. Food and Drug Administration (FDA) for use in the treatment of osteonecrosis at the hip.
For more information, visit Aastrom’s website at www.aastrom.com.
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Aastrom- 3rd Q FY2006 Fin Results
May 10, 2006

This document contains forward-looking statements, including without limitation, statements concerning clinical trial plans and expectations, intended product development and commercialization objectives, expected milestones, plans for the current fiscal year and potential product applications, which involve certain risks and uncertainties. The forward-looking statements are also identified through use of the words “may,” “planned,” “believe,” and other words of similar meaning. Actual results may differ significantly from the expectations contained in the forward-looking statements. Among the factors that may result in differences are the inherent uncertainties associated with clinical trial and product development activities, regulatory approval requirements, the availability of resources and the allocation of resources among different potential uses. These and other significant factors are discussed in greater detail in Aastrom’s Annual Report on Form10-K and other filings with the Securities and Exchange Commission.
— Financial Table Follows —

AASTROM BIOSCIENCES, INC.
(Unaudited)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:

	Quarter ended March 31,		Nine months ended March 31,
	2005	2006	2005	2006
REVENUES:
Product sales	$150,000	$85,000	$377,000	$142,000
Grants	102,000	153,000	436,000	393,000

Total revenues	252,000	238,000	813,000	535,000

COSTS AND EXPENSES:
Cost of product sales	77,000	2,000	131,000	11,000
Cost of product sales – provision for obsolete and excess inventory	9,000	—	9,000	—
Research and development	2,095,000	2,597,000	5,258,000	6,745,000
Selling, general and administrative	1,624,000	2,438,000	4,227,000	6,711,000

Total costs and expenses	3,805,000	5,037,000	9,625,000	13,467,000

OTHER INCOME	204,000	250,000	361,000	753,000

NET LOSS	$(3,349,000)	$(4,549,000)	$(8,451,000)	$(12,179,000)

NET LOSS PER COMMON SHARE (Basic and Diluted)	$(.03)	$(.04)	$(.09)	$(.12)

Weighted average number of common shares outstanding	100,140,000	103,033,000	90,719,000	102,730,000

CONSOLIDATED BALANCE SHEET DATA:

	June 30,	March 31,
	2005	2006
ASSETS
Cash and cash equivalents	$14,408,000	$12,838,000
Short-term investments	18,006,000	9,500,000
Receivables, net	193,000	192,000
Inventories	116,000	3,000
Other current assets	421,000	447,000
Property, net	753,000	1,101,000

Total assets	$33,897,000	$24,081,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$869,000	$1,697,000
Shareholders’ equity	33,028,000	22,384,000

Total liabilities and shareholders’ equity	$33,897,000	$24,081,000

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